Exhibit 99.1

Safety Shot Announces Pricing of $10.6 Million Registered Direct Offering

SCOTTSDALE, AZ, July 21, 2025 (GLOBE NEWSWIRE) — Safety Shot, Inc. (Nasdaq: SHOT) (“Safety Shot” or the “Company”), a wellness and dietary supplement company, today announced the pricing of a registered direct offering with an institutional investor for the purchase and sale of 28,648,648 shares of its common stock at a purchase price of $0.37 per share.

In a concurrent private placement, the Company also issued warrants to purchase up to 57,297,296 shares of common stock. The warrants have an exercise price of $0.37 per share, are exercisable immediately, and will expire five years from the date of issuance.

The gross proceeds to the Company from the offering are expected to be approximately $10.6 million, before deducting the placement agent’s fees and other offering expenses.

The closing of the registered direct offering and concurrent private placement is expected to occur on or about July 22, 2025.

The shares of common stock offered in the registered direct offering are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-282315) that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on and declared effective by the SEC on November 1, 2024. A prospectus supplement relating to and describing the terms of the registered direct offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov.

“This financing is a critical step that comes at a pivotal time for our company, following the recent shareholder approval of our merger with Yerbaé,” said Jarrett Boon, CEO of Safety Shot. “It significantly strengthens our balance sheet and provides us with the capital to support the daily business activities of our expanded operations, execute a seamless integration, and accelerate our commercial footprint. We appreciate the confidence shown by our new institutional partner and are now better positioned than ever to drive long-term value for our shareholders.”

Dominari Securities, LLC. acted as the exclusive placement agent for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Safety Shot, Inc. Safety Shot, Inc., a wellness and dietary supplement company, has developed Sure Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy, and overall mood. Sure Shot is available for purchase online at www.sureshot.com, www.walmart.com and Amazon.

Investor Relations: Phone: 561-244-7100 Email: investors@drinksafetyshot.com

Forward-Looking Statements: This press release contains forward-looking statements, including statements about the Company’s ability to regain compliance with the Nasdaq minimum bid price requirement. These forward-looking statements are based on the current expectations of the management of Safety Shot and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Safety Shot, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.